News Release I For Immediate Release

FactSet Reports Results for Second Quarter 2024
◦Q2 GAAP revenues of $545.9 million, up 6.0% from Q2 2023.
◦Organic Q2 ASV plus professional services of $2,209.5 million, up 5.4% year over year.
◦Q2 GAAP operating margin of 33.3%, up approximately 50 bps year over year, and adjusted operating margin of 38.3%, up approximately 130 bps from the prior year.
◦Q2 GAAP diluted EPS of $3.65, up 8.0% from the prior year, and adjusted diluted EPS of $4.22, up 11.1% year over year.
◦Top-line growth expected at the lower end of the previously published guidance ranges for the fiscal year: ASV plus professional services growth of $110 - $150 million and GAAP revenues between $2,200 - $2,210 million.

NORWALK, Conn., March 21, 2024 - FactSet (“FactSet” or the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global financial digital platform and enterprise solutions provider, today announced results for its second quarter fiscal 2024 ended February 29, 2024.

Second Quarter Fiscal 2024 Highlights
•GAAP revenues increased 6.0%, or $30.9 million, to $545.9 million for the second quarter of fiscal 2024 compared with $515.1 million in the prior year period. Organic(1) revenues grew 6.0% year over year to $546.1 million during the second quarter of fiscal 2024. Growth in GAAP and Organic revenues this quarter was driven by asset owners, corporates, hedge funds and private equity and venture capital clients.
•Annual Subscription Value ("ASV") plus professional services was $2,208.8 million at February 29, 2024, compared with $2,096.2 million at February 28, 2023(2). Organic ASV plus professional services was $2,209.5 million at February 29, 2024, up 5.4% or $113.8 million year over year.
•Organic ASV plus professional services increased $24.9 million over the last three months. Please see the “ASV + Professional Services” section of this press release for details.
•GAAP operating margin increased to 33.3% compared with 32.9% for the prior year, mainly due to higher revenues, lower personnel expenses on a lower bonus accrual, and a higher capitalization benefit. These were partially offset by an approximately $11 million restructuring charge taken in the second quarter of fiscal 2024 in connection with personnel reductions. Adjusted operating margin improved to 38.3% compared with 37.0% in the prior year period driven by similar drivers contributing to higher GAAP operating margin, partially offset by increased bad debt expenses.
•GAAP diluted earnings per share ("EPS") increased 8.0% to $3.65 compared with $3.38 for the same period in fiscal 2023, due to higher revenues, margin expansion, partially offset by a higher tax rate. Adjusted diluted EPS increased 11.1% to $4.22 compared with $3.80 for the prior year period, driven by growth in revenues, margin expansion partially offset by a higher tax rate.
•Adjusted EBITDA increased to $218.1 million, up 9.2% for the second quarter of fiscal 2024 compared with $199.7 million for the same period in fiscal 2023, due to higher operating income.
•The Company’s effective tax rate for the second quarter of fiscal 2024 increased to 16.4% compared with 16.1% for the three months ended February 28, 2023, due to higher taxable income, offset by higher stock option exercises and higher foreign credits, which reduce the tax rate.

"FactSet is an anchor partner for our clients in all market conditions.” said Phil Snow, CEO of FactSet. “We remain optimistic about our growth potential as we continue to invest in our platform and leverage the power of generative AI to help our clients uncover new ideas and lower their total cost of ownership."
(1) References to "organic" figures in this press release exclude the current year impact of acquisitions and dispositions completed within the past twelve months and the current year impact from changes in foreign currency. For year to date comparisons, organic revenues excludes current year revenues incurred prior to the first anniversary date of an acquisition.
(2) Prior year ASV has been revised to include certain CUSIP Global Services ("CGS") revenues not previously reflected as ASV to better align with our legacy business.

News Release I For Immediate Release

Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended
	February 29,	February 28,
(In thousands, except per share data)	2024	2023	Change
Revenues	$545,945	$515,085	6.0%
Organic revenues	$546,130	$515,085	6.0%
Operating income	$181,942	$169,250	7.5%
Adjusted operating income	$209,326	$190,721	9.8%
Operating margin	33.3%	32.9%
Adjusted operating margin	38.3%	37.0%
Net income	$140,940	$131,593	7.1%
Adjusted net income	$163,067	$148,114	10.1%
Adjusted EBITDA	$218,111	$199,710	9.2%
Diluted EPS	$3.65	$3.38	8.0%
Adjusted diluted EPS	$4.22	$3.80	11.1%

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release.
"Careful expense management continues to provide us with an opportunity to invest in our top strategic opportunities, such as generative AI,” said Linda Huber, CFO of FactSet.
Annual Subscription Value (ASV) + Professional Services
ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients. Professional services are revenues derived from project-based consulting and implementation.
ASV plus professional services was $2,208.8 million at February 29, 2024, compared with $2,096.2 million at February 28, 2023. Organic ASV plus professional services was $2,209.5 million at February 29, 2024, up $113.8 million from the prior year, for a growth rate of 5.4%. Organic ASV plus professional services increased $24.9 million over the last three months.
Buy-side and sell-side organic ASV growth rates for the second quarter of fiscal 2024 were 5.6% and 5.5%, respectively. Buy-side clients, including asset managers, wealth managers, asset owners, hedge funds, partners, and corporate clients, accounted for 82% of organic ASV. The remaining organic ASV came from sell-side firms, including broker-dealers, banking and advisory, private equity and venture capital firms. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this press release.
Segment Revenues and ASV
ASV from the Americas region was $1,415.4 million compared with ASV in the prior year period of $1,336.6 million. Organic ASV increased 5.9% to $1,415.4 million. Americas revenues for the quarter increased to $352.6 million compared with $331.1 million in the second quarter of last year. The Americas region's organic revenues growth rate was 6.5%.
ASV from the EMEA region was $557.2 million compared with ASV in the prior year period of $529.3 million. Organic ASV increased 5.0% to $557.5 million. EMEA revenues were $139.2 million compared with $132.5 million in the second quarter of fiscal 2023. The EMEA region's organic revenues growth rate was 4.8%.
ASV from the Asia Pacific region was $215.9 million compared with ASV in the prior year period of $207.1 million. Organic ASV increased 5.6% to $216.3 million. Asia Pacific revenues were $54.1 million compared with $51.5 million in the second quarter of fiscal 2023. The Asia Pacific region's organic revenues growth rate was 6.4%.
Segment ASV does not include professional services, which totaled $20.3 million at February 29, 2024.

News Release I For Immediate Release

Operational Highlights – Second Quarter Fiscal 2024
•Client count as of February 29, 2024 was 8,020, a net increase of 75 clients in the past three months, driven by an increase in private equity/venture capital, corporates and wealth management clients. The count includes clients with ASV of $10,000 and more.
•User count decreased by 605 to 206,478 in the past three months, driven by a decrease in banking and wealth management users.
•Annual ASV retention was greater than 95%. When expressed as a percentage of clients, annual retention was 90%.
•Employee count was 12,279 as of February 29, 2024, up 3.2% over the last twelve months, with the increase primarily in FactSet's Centers of Excellence. Growth was driven by an increase in the content group. 68% of FactSet employees are located in the Centers of Excellence.
•Net cash provided by operating activities decreased to $143.8 million compared with $164.7 million for the second quarter of fiscal 2023, primarily due to the timing of remitted payroll taxes related to employee stock compensation as well as income tax payments made in the period. Quarterly free cash flow decreased to $121.9 million compared with $147.2 million a year ago, a decrease of 17.2%, driven by a decrease in net cash provided by operating activities and higher capital expenditures.
•A quarterly dividend of $37.4 million, or $0.98 per share, will be paid on March 21, 2024, to holders of record of FactSet’s common stock at the close of business on February 29, 2024.
•FactSet announced the release of Transcript Assistant, a GenAI-powered, conversational chatbot that accelerates in-depth research and analysis of earnings call transcripts. Transcript Assistant leverages generative AI to help users search, analyze, and extract valuable, actionable insights from all transcripts in FactSet, ultimately enhancing the investment research process in the FactSet Workstation.
•The Company announced the appointment of Laurie Hylton, an experienced senior finance executive with more than 30 years of expertise in asset management and public accounting, to its Board of Directors. Before her retirement, Hylton served as Chief Financial Officer as well as Chief Accounting Officer at Eaton Vance Corp., a leading global asset manager. At Eaton Vance, Hylton was a member of the Executive Management Committee and played a pivotal role in shaping the company's strategic direction.
Share Repurchase Program
FactSet repurchased 113,050 shares of its common stock for $52.3 million at an average price of $462.23 during the second quarter under the Company’s share repurchase program. As of February 29, 2024, $187.8 million remained available for share repurchases under this program.
Annual Business Outlook
FactSet is reaffirming its outlook for fiscal 2024, originally provided on December 19, 2024, but anticipates finishing fiscal 2024 at the lower end of the guidance range for Organic ASV plus professional services growth and GAAP revenues. The following forward-looking statements reflect FactSet's expectations as of today's date. Given the risk factors, uncertainties, and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements prior to its next quarterly results announcement.
Fiscal 2024 Expectations
•Organic ASV plus professional services is expected to grow in the range of $110 million to $150 million during fiscal 2024 This represents ASV growth of 6% at the midpoint.
•GAAP revenues are expected to be in the range of $2,200 million to $2,210 million.
•GAAP operating margin is expected to be in the range of 32.5% to 33.0%.
•Adjusted operating margin is expected to be in the range of 36.3% to 36.7%.
•FactSet's annual effective tax rate is expected to be in the range of 16.5% to 17.5%.

News Release I For Immediate Release

•GAAP diluted EPS is expected to be in the range of $13.95 to $14.35.
•Adjusted diluted EPS is expected to be in the range of $15.60 to $16.00.
As previously announced, the Company incurred an approximately $11 million personnel related charge during the second quarter of fiscal 2024 as part of a broader cost optimization program. FactSet anticipates this action will result in $25 - $30 million of annualized cost savings going forward.

Adjusted operating margin and adjusted diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2024. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.
Conference Call
Second Quarter 2024 Conference Call Details

Date:            Thursday, March 21, 2024
Time:            11:00 a.m. Eastern Time
Participant Registration:    FactSet Q2 2024 Earnings Call Registration

Please register for the conference call using the above link before the call start time. The conference call platform will register your name and organization and provide dial-in numbers and a unique access pin. The conference call will have a live Q&A session.

A replay will be available on the Company’s investor relations website after 1:00 p.m. Eastern Time on March 21, 2024 through March 21, 2025. The earnings call transcript will be available via FactSet CallStreet.
Forward-looking Statements
This news release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "expects," "believes," "anticipates," "plans," "intends," "estimates," "projects," "should," "indicates," "continues," "may" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. Forward-looking statements speak only as of the date they are made, and FactSet assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.
About Non-GAAP Financial Measures
Financial measures in accordance with U.S. GAAP including revenues, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Organic revenues excludes from revenues the current year impact of revenues from acquisitions and dispositions completed within the past twelve months and the current year impact from changes in foreign currency. Adjusted operating income and margin, adjusted net income, and adjusted diluted earnings per share exclude acquisition-related intangible asset amortization and non-recurring items. EBITDA and adjusted EBITDA represent earnings before interest expense, provision for income taxes and depreciation and amortization expense, while Adjusted EBITDA further excludes non-recurring non-cash expenses. The Company believes that these adjusted financial measures help to fully reflect the underlying economic performance of FactSet.

News Release I For Immediate Release

Cash flows provided by operating activities has been reduced by purchases of property, equipment, leasehold improvements and capitalized internal-use software to report non-GAAP free cash flow. FactSet uses this financial measure both in presenting its results to stockholders and the investment community and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.
About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) helps the financial community to see more, think bigger, and work better. Our digital platform and enterprise solutions deliver financial data, analytics, and open technology to more than 8,000 global clients, including over 206,000 individual users. Clients across the buy-side and sell-side as well as wealth managers, private equity firms, and corporations achieve more every day with our comprehensive and connected content, flexible next-generation workflow solutions, and client-centric specialized support. As a member of the S&P 500, we are committed to sustainable growth and have been recognized amongst the Best Places to Work in 2023 by Glassdoor as a Glassdoor Employees’ Choice Award winner. Learn more at www.factset.com and follow us on Twitter and LinkedIn.

FactSet
Investor Relations Contact:
Ali van Nes
+1.203.810.2273
avannes@factset.com
Media Contact
Megan Kovach
+1.512.736.2795
megan.kovach@factset.com

News Release I For Immediate Release

Consolidated Statements of Income (Unaudited)
	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
(In thousands, except per share data)	2024	2023	2024	2023
Revenues	$545,945	$515,085	$1,088,161	$1,019,900
Operating expenses
Cost of services	255,142	240,806	506,763	467,848
Selling, general and administrative	108,807	104,582	209,518	210,178
Asset impairments	54	447	898	729
Total operating expenses	364,003	345,835	717,179	678,755

Operating income	181,942	169,250	370,982	341,145

Other income (expense), net
Interest income	2,847	2,903	5,859	5,108
Interest expense	(16,599)	(16,737)	(33,337)	(33,274)
Other income (expense), net	455	1,346	337	1,668
Total other income (expense), net	(13,297)	(12,488)	(27,141)	(26,498)

Income before income taxes	168,645	156,762	343,841	314,647

Provision for income taxes	27,705	25,169	54,346	46,256
Net income	$140,940	$131,593	$289,495	$268,391

Basic earnings per common share	$3.70	$3.44	$7.61	$7.03
Diluted earnings per common share	$3.65	$3.38	$7.49	$6.89

Basic weighted average common shares	38,103	38,281	38,059	38,201
Diluted weighted average common shares	38,650	38,981	38,646	38,947

News Release I For Immediate Release

Consolidated Balance Sheets (Unaudited)

(In thousands)	February 29, 2024	August 31, 2023
ASSETS
Cash and cash equivalents	$381,708	$425,444
Investments	68,519	32,210
Accounts receivable, net of reserves of $10,787 at February 29, 2024 and $7,769 at August 31, 2023	272,177	237,665
Prepaid taxes	42,570	24,206
Prepaid expenses and other current assets	58,047	50,610
Total current assets	823,021	770,135

Property, equipment and leasehold improvements, net	80,971	86,107
Goodwill	1,003,883	1,004,736
Intangible assets, net	1,860,609	1,859,202
Deferred taxes	24,345	27,229
Lease right-of-use assets, net	133,917	141,837
Other assets	64,120	73,676
TOTAL ASSETS	$3,990,866	$3,962,922

LIABILITIES
Accounts payable and accrued expenses	$128,155	$121,816
Current lease liabilities	28,965	28,839
Accrued compensation	72,319	112,892
Deferred revenues	175,121	152,430
Current taxes payable	17,832	31,009
Dividends payable	37,360	37,265
Total current liabilities	459,752	484,251

Long-term debt	1,489,488	1,612,700
Deferred taxes	8,232	6,737
Deferred revenues, non-current	3,177	3,734
Taxes payable	35,734	30,344
Long-term lease liabilities	185,759	198,382
Other liabilities	6,970	6,844
TOTAL LIABILITIES	$2,189,112	$2,342,992

STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	$1,801,754	$1,619,930

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,990,866	$3,962,922

News Release I For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
	Six Months Ended
	February 29,	February 28,
(In thousands)	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$289,495	$268,391
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	58,650	52,208
Amortization of lease right-of-use assets	15,263	19,596
Stock-based compensation expense	30,962	27,500
Deferred income taxes	5,632	(6,470)
Asset impairments	898	729
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	(39,468)	(54,294)
Accounts payable and accrued expenses	10,377	12,102
Accrued compensation	(40,456)	(51,714)
Deferred revenues	22,133	11,069
Taxes payable, net of prepaid taxes	(26,150)	(2,576)
Lease liabilities, net	(19,840)	(22,877)
Other, net	(8,554)	17,650
Net cash provided by operating activities	298,942	271,314

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment, leasehold improvements and capitalized internal-use software	(38,383)	(35,416)
Purchases of investments	(44,936)	(10,889)
Net cash provided by (used in) investing activities	(83,319)	(46,305)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of debt	(125,000)	(250,000)
Dividend payments	(74,141)	(67,478)
Proceeds from employee stock plans	66,544	43,605
Repurchases of common stock	(112,165)	—
Other financing activities	(14,465)	(11,781)
Net cash provided by (used in) financing activities	(259,227)	(285,654)

Effect of exchange rate changes on cash and cash equivalents	(132)	2,698
Net increase (decrease) in cash and cash equivalents	(43,736)	(57,947)
Cash and cash equivalents at beginning of period	425,444	503,273
Cash and cash equivalents at end of period	$381,708	$445,326

News Release I For Immediate Release

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures
Financial measures in accordance with U.S. GAAP, including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities, have been adjusted below. FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues
The table below provides a reconciliation of revenues to organic revenues.

(Unaudited)	Three Months Ended
	February 29,	February 28,
(In thousands)	2024	2023	Change
Revenues	$545,945	$515,085	6.0%
Acquisition revenues (a)	(137)	—
Currency impact (b)	322	—
Organic revenues	$546,130	$515,085	6.0%
(a)Removes the current quarter impact of revenues from acquisitions completed within the past twelve months.
(b)Removes the current quarter impact from changes in foreign currency.

News Release I For Immediate Release

Non-GAAP Financial Measures
The table below provides a reconciliation of operating income, operating margin, net income and diluted EPS to adjusted operating income, adjusted operating margin, adjusted net income, EBITDA, adjusted EBITDA and adjusted diluted EPS.

	Three Months Ended
	February 29,	February 28,
(dollar amounts in thousands, except per share data)	2024	2023	% Change
Operating income	$181,942	$169,250	7.5%
Intangible asset amortization	16,674	17,709
Restructuring / severance	10,710	433
Business acquisition / integration costs(1)	—	3,329
Adjusted operating income	$209,326	$190,721	9.8%
Operating margin	33.3%	32.9%
Adjusted operating margin(2)	38.3%	37.0%
Net income	$140,940	$131,593	7.1%
Intangible asset amortization	12,579	14,717
Restructuring / severance	8,080	360
Business acquisition / integration costs(1)	—	2,766
Income tax items	1,468	(1,322)
Adjusted net income(3)	$163,067	$148,114	10.1%
Net income	140,940	131,593	7.1%
Interest expense	16,599	16,737
Income taxes	27,705	25,169
Depreciation and amortization expense	31,582	26,211
EBITDA	$216,826	$199,710	8.6%
Non-recurring non-cash expenses	1,285	—
Adjusted EBITDA	$218,111	$199,710	9.2%
Diluted EPS	$3.65	$3.38	8.0%
Intangible asset amortization	0.32	0.37
Restructuring / severance	0.21	0.01
Business acquisition / integration costs(1)	—	0.07
Income tax items	0.04	(0.03)
Adjusted Diluted EPS(3)	$4.22	$3.80	11.1%
Weighted average common shares (Diluted)	38,650	38,981
(1)Related to integration costs of the CGS acquisition.
(2)Adjusted operating margin is calculated as Adjusted operating income divided by Revenues.
(3)For purposes of calculating Adjusted net income and Adjusted diluted earnings per share, all adjustments for the three months ended February 29, 2024 and February 28, 2023 were taxed at an adjusted tax rate of 24.6% and 16.9%, respectively.

News Release I For Immediate Release

Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
Figures may not foot due to rounding	Annual Fiscal 2024 Guidance
(In millions, except per share data)	Low end of range	High end of range
Revenues	$2,200	$2,210
Operating income	$715	$729
Operating margin	32.5%	33.0%
Intangible asset amortization	84	82
Adjusted operating income	$799	$811
Adjusted operating margin (a)	36.3%	36.7%

Net income	$540	$556
Intangible asset amortization	70	68
Discrete tax items	(6)	(5)
Adjusted net income	$604	$618

Diluted earnings per common share	$13.95	$14.35
Intangible asset amortization	1.81	1.75
Discrete tax items	(0.16)	(0.13)
Adjusted diluted earnings per common share	$15.60	$16.00
(a)Adjusted operating margin is calculated as Adjusted operating income divided by Revenues.

Free Cash Flow

(Unaudited)	Three Months Ended
	February 29,	February 28,
(In thousands)	2024	2023	Change
Net Cash Provided for Operating Activities	$143,798	$164,678
Less: purchases of property, equipment, leasehold improvements and capitalized internal-use software	(21,917)	(17,456)
Free Cash Flow	$121,881	$147,222	(17.2)%

News Release I For Immediate Release

Supplementary Schedules of Historical ASV by Client Type
The following table presents the percentages and growth rates of organic ASV by client type, excluding the impact of currency movements, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last twelve months and the effects of foreign currency movements.

The numbers below do not include professional services or issuer fees.

	Q2'24	Q1'24	Q4'23	Q3'23	Q2'23	Q1'23	Q4'22	Q3'22
% of ASV from buy-side clients	82.0%	82.0%	81.8%	82.1%	82.8%	82.8%	82.9%	83.7%
% of ASV from sell-side clients	18.0%	18.0%	18.2%	17.9%	17.2%	17.2%	17.1%	16.3%

ASV Growth rate from buy-side clients	5.6%	7.2%	6.9%	7.3%	8.1%	8.0%	8.5%	9.6%
ASV Growth rate from sell-side clients	5.5%	7.6%	9.3%	12.3%	15.8%	14.4%	13.8%	12.9%

The following table presents the calculation of organic ASV plus professional services.

(Details may not sum to total due to rounding)

(In millions)	Q2'24
As reported ASV plus Professional Services (a)	$2,208.8
Currency impact (b)	0.7
Organic ASV plus Professional Services	$2,209.5
Organic ASV plus Professional Services growth rate	5.4%
(a)Includes $20.3 million in professional services as of February 29, 2024.
(b)The impact of foreign currency movements.